ANNUAL RENEWABLE TERM RIDER — INDIVIDUAL
This Rider (“Rider”) becomes a part of the policy to which it is attached (“the Policy”). All terms of the Policy that do not conflict with this Rider’s terms apply to this Rider.
Rider Benefit Summary — This Rider provides additional life insurance coverage on the Insured under the Policy as long as the Policy is In Force and this Rider has not terminated. The Rider Face Amount contributes to the Total Face Amount, and consequently to the Death Benefit, of the Policy. This rider has no Accumulated Value of its own, but affects the Policy’s Accumulated Value because the charges for the Rider are deducted from the Accumulated Value of the Policy.
Insured — As used in this Rider, the “Insured“ means the individual covered under the Policy’s Base Coverage, as shown in the Policy Specifications.
Rider Coverage Layer Date — is the effective date that a Rider Coverage Layer becomes effective. Coverage Layer months, years and anniversaries are measured from this date. The Coverage Layer Date for the initial Rider Coverage Layer is the Policy Date as shown in the Policy Specifications.
Rider Coverage — is insurance coverage on the Insured provided by this Rider as shown in the Specifications, rather than coverage provided by the Policy.
Rider Coverage Layer — is a layer of life insurance coverage under this Rider. There may be one or more Rider Coverage Layers. Each Rider Coverage Layer has its own Face Amount, Risk Class, Rider Coverage Layer Date, and set of charges. The Face Amount, Risk Class, Rider Coverage Layer Date, and set of charges for the initial Rider Coverage Layer and for any Scheduled Increases in Rider Coverage are shown in the Policy Specifications.
Rider Face Amount — The Rider Face Amount is the sum of the Face Amounts of all Rider Coverage Layers. The Face Amount of the initial Rider Coverage is shown in the Policy Specifications.
Scheduled Increases in Rider Coverage — A scheduled increase in Rider Coverage (“Scheduled Increase”) is an Increase that goes into effect at the beginning of the Policy Year shown in the Policy Specifications. Any such Increase comprises a new Rider Coverage Layer and is shown in the Policy Specifications.
You may provide a Written Request to cancel Scheduled Increases provided we receive such request before the Rider Coverage Layer Date. If you choose to cancel a Scheduled Increase, all future Scheduled Increases will also be cancelled. We will send you a Supplemental Schedule of Coverage to reflect your Rider Coverage as a result of the change.
Requested Increases in Rider Face Amount — A requested increase in Rider Coverage (“Requested Increase”) is an increase that you apply for, and that we approve, after the Policy has been issued. Each such Requested Increase comprises a new Rider Coverage Layer. Not all policies allow for Requested Increases. If the Policy allows Requested Increases in Face Amount, then Requested Increases in this Rider are also allowed.
You must submit an application for a Requested Increase. Your application must include Evidence of Insurability satisfactory to us and is subject to our approval. The effective date of the Requested Increase will be the first Monthly Payment Date on or next following the date all required conditions are met or any other date you request and we approve. We reserve the right to limit Requested Increases to one per policy year and to charge a fee not to exceed $100. Upon approval of any such increase, we will send you a Supplemental Schedule of Coverage, which will include the following information:
•	The Rider Coverage Layer Date

•	The Rider Coverage Layer Face Amount

•	The Risk Class for the Rider Coverage Layer

•	The Maximum Monthly Cost of Insurance Rates applicable to the Rider Coverage Layer

•	The Maximum Monthly Coverage Charge for the Rider Coverage Layer

•	If the Guideline Premium Test is used, the Policy’s new Guideline Premiums
Other Increases in Rider Face Amount — An increase in the Total Face Amount may arise when you request a change in Death Benefit Option. In this case, we will increase the Face Amount of the most recently issued Coverage Layer. If there are Rider and Base Coverage Layers with the same Coverage Layer Date, then this rider’s Coverage Layer will be increased first.
Decrease in Rider Face Amount — You may request a decrease in the Total Face Amount, subject to the provisions in the Policy. The effective date of the decrease will be the first Monthly Payment Date on or next following the date when we receive the Written Request and have approved it. Upon approval of any decrease, we will send you a Supplemental Schedule of Coverage. If you request a reduction in the Total Face Amount under the policy, then all future Scheduled Increases will be cancelled.
Unless and until you specify otherwise by Written Request, any request for a Rider Face Amount decrease will not take effect if the requested change would cause the policy to be classified as a Modified Endowment Contract under the Code. We recommend you consult your tax advisor before requesting a decrease in Total Face Amount. Upon approval of any decrease, we will send you a Supplemental Schedule of Coverage to reflect the decrease.
Processing of Face Amount Decreases — Any reduction in the Total Face Amount, whether by Written Request or due to a withdrawal or change in Death Benefit Option, will affect the Total Face Amount under the policy by reducing the Face Amount of Coverage Layers as described below.
Coverage layers are reduced or eliminated based on Coverage Layer Date, in order from the latest to the earliest. If more than one Coverage Layer has the same Coverage Layer Date, we will first reduce or eliminate the Rider Face Amount of the Coverage Layer of this rider first, before any other Coverage Layer.
Further, if on a given Rider Coverage Layer Date there are Rider Coverage Layers of both Scheduled and Requested Increases under this Rider, we will reduce the Coverage Layer associated with a Scheduled Increase first.
Charge for this Rider — On each Monthly Payment Date prior to the Monthly Deduction End Date, there is a charge for this Rider equal to the sum of the Rider Coverage Charge and the Rider Cost of Insurance Charge. Such charges may vary by Class.
Rider Coverage Charge — The Coverage Charge for this Rider is the sum of the Coverage Charge for all Rider Coverage Layers. The Coverage Charge for initial Rider Coverage and any Scheduled Increases will not exceed the Coverage Charge shown in the Policy Specifications. The Coverage Charge for any Requested Increase will not exceed the Coverage Charge shown in the Supplemental Schedule of Coverage sent to you when the Requested Increase is added. The Rider Coverage Charge is not decreased even if there is a reduction in the Rider Face Amount, unless the rider is terminated.
Rider Cost of Insurance Charge — The Maximum Rider Cost of Insurance Charge is the sum of the Maximum Cost of Insurance Charge for each Rider Coverage Layer. The Maximum Cost of Insurance Charge for each Rider Coverage Layer is equal to (1) multiplied by (2), where:
(1) is the Maximum Monthly Cost of Insurance Rate for the Rider Coverage Layer divided by 1000; and
(2) is the Net Amount at Risk allocated to the Rider Coverage Layer.
The Maximum Monthly Cost of Insurance Rates for each Rider Coverage Layer are shown in the Policy Specifications, or for Requested Increases, in the Supplemental Schedule of Coverage associated with the Increase. We may charge less than the Maximum Rider Cost of Insurance Charge. The Net Amount

at Risk is allocated to each Rider Coverage Layer according to the Face Amount of each Rider Coverage
Layer in proportion to the Total Face Amount.
Conversion — This Rider is not convertible.
Effective Dates — This Rider is effective on the Policy Date unless otherwise stated. It will terminate on the earlier of:
•	Your Written Request

•	The date the Rider or the Policy ceases to be In Force
Signed for Pacific Life Insurance Company,

Chairman, President and Chief Executive Officer	Secretary

SUMMARY OF COVERAGES EFFECTIVE ON THE POLICY DATE

SUMMARY OF OTHER COVERAGES

R10ARS	ANNUAL RENEWABLE TERM RIDER

	FACE AMOUNT:	SEE TABLE OF TERM COVERAGE
	INSURED:	LELAND STANFORD
	SEX AND AGE:	MALE 35
	RISK CLASS:	STANDARD NONSMOKER

Page 3.1

TABLE OF TERM COVERAGE
APPLICABLE TO ANNUAL RENEWABLE TERM (“ART”) RIDER

	INSURED:			LELAND STANFORD
	FOR EACH TERM COVERAGE			TOTALS FOR ALL TERM COVERAGE
	LAYER*** FIRST EFFECTIVE IN THE			LAYERS*** THAT HAVE BECOME EFFECTIVE
	POLICY YEAR SHOWN			BY THE POLICY YEAR SHOWN
POLICY	FACE	COVERAGE	CHARGE	FACE	COVERAGE
YEAR	AMOUNT	YEARS* 1-20	YEARS* 21+	AMOUNT	CHARGE
1	$100,000	$22.68	$25.92	$100,000	$22.68
2	0	0	0	100,000	22.68
3	0	0	0	100,000	22.68
4	0	0	0	100,000	22.68
5	0	0	0	100,000	22.68
6	0	0	0	100,000	22.68
7	0	0	0	100,000	22.68
8	0	0	0	100,000	22.68
9	0	0	0	100,000	22.68
10	0	0	0	100,000	22.68
11	0	0	0	100,000	22.68
12	0	0	0	100,000	22.68
13	0	0	0	100,000	22.68
14	0	0	0	100,000	22.68
15	0	0	0	100,000	22.68
16	0	0	0	100,000	22.68
17	0	0	0	100,000	22.68
18	0	0	0	100,000	22.68
19	0	0	0	100,000	22.68
20	0	0	0	100,000	22.68
21	0	0	0	100,000	25.92
22	0	0	0	100,000	25.92
23	0	0	0	100,000	25.92
24	0	0	0	100,000	25.92
25	0	0	0	100,000	25.92
26	0	0	0	100,000	25.92
27	0	0	0	100,000	25.92
28	0	0	0	100,000	25.92
29	0	0	0	100,000	25.92
30	0	0	0	100,000	25.92
31	0	0	0	100,000	25.92
32	0	0	0	100,000	25.92
33	0	0	0	100,000	25.92
34	0	0	0	100,000	25.92
35	0	0	0	100,000	25.92
36	0	0	0	100,000	25.92
37	0	0	0	100,000	25.92
38	0	0	0	100,000	25.92
39	0	0	0	100,000	25.92
40	0	0	0	100,000	25.92
41	0	0	0	100,000	25.92
42	0	0	0	100,000	25.92
43	0	0	0	100,000	25.92
44	0	0	0	100,000	25.92

*	YEARS ARE MEASURED FROM THE EFFECTIVE DATE OF THE COVERAGE LAYER.

**	INCREASE IS NOT GUARANTEED. EVIDENCE OF FINANCIAL INSURABILITY WILL BE REQUIRED.

***	OTHER THAN TERM COVERAGE LAYERS RESULTING FROM REQUESTED INCREASES

Page 4.*

TABLE OF TERM COVERAGE
APPLICABLE TO ANNUAL RENEWABLE TERM (“ART”) RIDER
CONTINUED

	INSURED:			LELAND STANFORD
	FOR EACH TERM COVERAGE			TOTALS FOR ALL TERM COVERAGE
	LAYER*** FIRST EFFECTIVE IN THE			LAYERS*** THAT HAVE BECOME EFFECTIVE
	POLICY YEAR SHOWN			BY THE POLICY YEAR SHOWN
POLICY	FACE	COVERAGE	CHARGE	FACE	COVERAGE
YEAR	AMOUNT	YEARS* 1-20	YEARS* 21+	AMOUNT	CHARGE
45	$0	$0	$0	$100,000	$25.92
46	0	0	0	100,000	25.92
47	0	0	0	100,000	25.92
48	0	0	0	100,000	25.92
49	0	0	0	100,000	25.92
50	0	0	0	100,000	25.92
51	0	0	0	100,000	25.92
52	0	0	0	100,000	25.92
53	0	0	0	100,000	25.92
54	0	0	0	100,000	25.92
55	0	0	0	100,000	25.92
56	0	0	0	100,000	25.92
57	0	0	0	100,000	25.92
58	0	0	0	100,000	25.92
59	0	0	0	100,000	25.92
60	0	0	0	100,000	25.92
61	0	0	0	100,000	25.92
62	0	0	0	100,000	25.92
63	0	0	0	100,000	25.92
64	0	0	0	100,000	25.92
65	0	0	0	100,000	25.92
66	0	0	0	100,000	25.92
67	0	0	0	100,000	25.92
68	0	0	0	100,000	25.92
69	0	0	0	100,000	25.92
70	0	0	0	100,000	25.92
71	0	0	0	100,000	25.92
72	0	0	0	100,000	25.92
73	0	0	0	100,000	25.92
74	0	0	0	100,000	25.92
75	0	0	0	100,000	25.92
76	0	0	0	100,000	25.92
77	0	0	0	100,000	25.92
78	0	0	0	100,000	25.92
79	0	0	0	100,000	25.92
80	0	0	0	100,000	25.92
81	0	0	0	100,000	25.92
82	0	0	0	100,000	25.92
83	0	0	0	100,000	25.92
84	0	0	0	100,000	25.92
85	0	0	0	100,000	25.92
86	0	0	0	100,000	25.92
87+	0	0	0	100,000	0

*	YEARS ARE MEASURED FROM THE EFFECTIVE DATE OF THE COVERAGE LAYER.

***	OTHER THAN TERM COVERAGE LAYERS RESULTING FROM REQUESTED INCREASES

Page 4.*